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                                                                 EXHIBIT 8(m)(i)


                               SERVICES AGREEMENT

         This Agreement is made as of ______________, 2000, by and between Janus Service Corporation ("Janus Service"), a Colorado corporation, and The Variable Annuity Life Insurance Company (the "Service Provider"), a Texas corporation.


                                    RECITALS

         A. Janus Service is a registered transfer agent for the Janus Funds listed on the attached Exhibit A (the "Janus Funds").

         B. The Service Provider markets group annuity contracts (the "Contracts") for use by certain qualified pension plans (the "Plans"). The Contracts provide for the allocation of net amounts received by the Service Provider to separate accounts (the "Separate Accounts") which invest in particular investment media, as selected by each participant. The Service Provider also provides recordkeeping and other administrative services to the Plans.

         C. The parties desire that the Janus Funds be available as investment media underlying the Separate Accounts.

         D. Neither the Janus Funds nor Janus Service or any affiliate of Janus Service will provide any administration or recordkeeping for any Plan or Separate Account with respect to the Plan participants.

                                    AGREEMENT

         1. Order Processing. On any business day ("Day One"), Service Provider may accept orders on behalf of each Plan for the purchase and redemption of Janus Funds shares through the Separate Account. The Service Provider will send such orders to Janus Service no later than the morning of the next business day ("Day Two"). The Janus Funds will execute orders at the net asset values as determined as of the close of trading on Day One, and dividends, if applicable, shall begin to accrue on Day Two, provided that:

                  (a) the Service Provider received such orders prior to the time the net asset values of the Janus Funds were priced in accordance with their prospectus on Day One, and

                  (b) such orders were received by Janus Service by 7:00 a.m. Mountain Time on Day Two and payment for such orders was received by Janus Service by 10:00 a.m. Mountain Time on Day Two.

         Payment for net purchases will be wired to a custodial account designated by Janus Service for use in the order for shares of the Janus Funds. Proceeds from net redemption orders



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received by 7:00 a.m. Mountain Time on Day Two will be wired from the Janus
Funds' custodial account on Day Two to an account designated by the Service Provider; provided, however, that in the event of extraordinary market conditions affecting such redemption, Janus Service may delay such redemption for up to five business days.

         The Service Provider represents that it has procedures reasonably designed to ensure that only orders received prior to the time the Janus Funds were priced will be submitted to receive Day One prices. If the orders were not received prior to the time the Janus Funds were priced or if they were not transmitted as specified above, the orders will be executed at the net asset values next in effect after such orders are received and dividends, if applicable, will begin to accrue the day after settlement.

         Janus Service will provide to the Service Provider closing net asset values, dividends, and capital gains information at the close of trading each business day. Dividends and capital gains distributions shall be reinvested in additional shares at the ex-dividend date net asset value.

         2. Agency. Janus Service hereby appoints the Service Provider as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of the Janus Funds by the Service Provider on behalf of each Separate Account.

         3. Indemnification.

                  (a) The Service Provider shall indemnify Janus Service, the Janus Funds, and their affiliates, directors, employees and shareholders for any loss (including without limitation litigation costs and expenses and attorneys' and experts' fees) directly resulting from the Service Provider's negligence, willful misconduct, omission or error, or any material breach of this Agreement.

                  (b) Janus Service shall indemnify the Service Provider, its affiliates, directors, employees and shareholders for any loss (including without limitation, litigation costs and expenses and attorneys' and experts'
fees) directly resulting from Janus Service's negligence, willful misconduct, omission or error, or any material breach of this Agreement. Notwithstanding the foregoing, with respect to net asset value information, Janus Service shall make the determination as to whether an error in the net asset value has occurred and Janus Service shall control its correction of such error. In no event shall delays in providing prices due to conditions beyond the control of Janus Service or the Janus Funds, including, but not limited to, Acts of God, fires, electrical or phone outages, be considered pricing errors and neither Janus Service nor the Janus Funds shall be required to reimburse for such delays. Janus Service shall use the same standards with respect to share prices for the Service Provider as for all other shareholders in the Janus Funds.

                  (c) The above indemnification is subject to the indemnifying party promptly receiving written notice that a claim or liability has been asserted and being afforded the opportunity to control the defense against such claim or liability.


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                  (d) Such indemnification shall survive termination of the
Agreement.

         4.Participant Recordkeeping. Recordkeeping and other administrative services provided to Contract owners shall be the responsibility of the Service Provider and shall not be the responsibility of Janus Service. Janus Service will recognize one omnibus account in the Service Provider's name in each of the Janus Funds, and will not maintain separate accounts for individual Plans, Plan participants, Separate Accounts or Contracts. Upon the reasonable request of Janus Service, the Service Provider shall provide copies of all reports and records relating to the Janus Funds deemed necessary by Janus Service for it to carry out this Agreement or for the Janus Funds or their representatives to comply with applicable legal requirements. In addition, the Service Provider shall provide to Janus Service monthly summaries of the names of Plan sponsors and the numbers of underlying Plan participants.

         5. Plan and/or Plan Participant Communications. Janus Service shall, at its expense, provide the Service Provider with reasonable quantities of current prospectuses, reports to Contract owners, and, at the Service Provider's reasonable request, statements of additional information. The Service Provider shall, at its expense, deliver such materials to the Plans or Plan participants in accordance with and within the time frame applicable to the Janus Funds, as required by applicable law.

         6. Prior Accounts. Any Plan investing in the Janus Funds prior to the date of this Agreement shall not be covered in any respect by this Agreement.

         7. Presentation. Shares of the Janus Funds will be made available to Plans investing in the Contracts. The Janus Funds will be included in the Service Provider's efforts in marketing the Contracts. With respect to all filings with state and federal agencies and marketing materials in which the Janus Funds are named, the Service Provider shall send such filings and materials to Janus Service's Legal Department, by mail or facsimile at the address or facsimile number shown under Notices below (or such other address or number as provided by the Legal Department) at least fifteen business days prior to its filing or general release. No such materials shall be used if Janus Service reasonably objects to such use.

         8. Proprietary Rights. Janus Capital Corporation ("Janus Capital") is the sole owner of the name and mark "Janus." Neither the Service Provider, nor its affiliates, employees, or agents shall, without prior written consent of Janus Capital, use the name or mark "Janus" or make representations regarding the Janus Funds, Janus Service, Janus Capital, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Janus Funds, Janus Service, Janus Capital or their affiliates, except those contained in the then current prospectus and the then current printed sales literature for the Janus Funds. Upon termination of this Agreement for any reason, the Service Provider shall immediately cease all use of any Janus mark.

         9. Use of Janus Funds Shares. Shares of the Janus Funds are sold directly to the public without sales commissions, and the Service Provider shall not hold itself out to the public or engage in any activity as an agent or distributor for the Janus Funds. The Service Provider

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shall comply with all applicable state and federal laws in making shares of the
Janus Funds available to Plans.

         10. Fees. Janus Capital, Janus Service, and/or the Janus Funds will derive a savings in administrative expense, such as significant reductions in postage expense and participant communications and recordkeeping, by virtue of maintaining an unallocated omnibus account rather than multiple accounts for individual Plans or Plan participants. In consideration of the administrative savings resulting from such an arrangement, Janus Service shall pay to the Service Provider a monthly amount calculated as follows: the average aggregate amount invested in such Janus Fund through the Separate Accounts in each month is multiplied by a pro-rata fee factor. The pro-rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for each Janus Fund by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month. The average aggregate amount invested through the Separate Accounts over a one-month period shall be computed by totaling the aggregate investment (share net asset value multiplied by total number of shares held) on each calendar day during the month and dividing by the total number of calendar days during such month.

                  Janus Service will calculate the fee at the end of each month and will make such reimbursement to the Service Provider. The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable by Janus Service and such other supporting data as may be reasonably requested by the Service Provider.

                  If the Service Provider utilizes a third party who has an agreement with Janus Service to process certain transactions, the total reimbursement due the Service Provider and/or the third party from Janus Service for transactions processed by such third party on behalf of the Service Provider shall not exceed the fees set forth pursuant to this Agreement and allocation of such fees between the Service Provider and third party shall be in Janus's sole discretion.

         11. Non-exclusivity. Janus Service, the Janus Funds, Janus Capital, and their affiliates shall not be prohibited from establishing their own retirement plan administration or recordkeeping program or from entering into similar arrangements with other administrative or recordkeeping service providers or plans, and the Service Provider shall not be prohibited from offering funds other than the Janus Funds.

         12. Registration and Operation of the Janus Funds. During the term of this Agreement, each of the Janus Funds shall remain an open-end investment company registered pursuant to the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933. Notwithstanding the above, however, nothing in this Agreement shall in any way limit the authority of the Janus Funds or Janus Service to take such lawful action as either may deem appropriate or advisable in connection with all matters relating to the operation of the Janus Funds and the sale of their shares, including, among other things, the refusal to sell shares of any of the Janus Funds to any person, or to suspend or terminate the offering of shares of any of the Janus Funds.


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         12. Representations, Warranties and Agreements.

                  (a) The Service Provider represents, warrants, and covenants that:

                           (i) It will comply in all material respects with all
applicable laws, rules and regulations;

                           (ii) It is authorized to enter into this Agreement on
behalf of the Contract owners;

                           (iii) It is either a registered carrying broker or is
not required to be registered as a broker and dealer pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or any applicable state securities laws, in order to enter into and perform the services set forth in this Agreement;

                           (iv) [Neither it, nor any affiliate, will be a
"fiduciary" of the Plans, as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")] OR [It will reduce the fees it charges to the Plans by an amount equal to the fees paid pursuant to this Agreement;]

                           (v) Neither it, nor any affiliate, makes investment
recommendations to any of the Plans or Plan participants;

                           (vi) The receipt and use of the fees described in
Section 10 of this Agreement by the Service Provider will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

                           (vii) The fee arrangement under this Agreement will
be disclosed to a Plan fiduciary unrelated to the Service Provider, prior to such Plan's purchase of shares of a Contract;

                           (viii) It has legally and validly established each
Separate Account as a segregated asset account under applicable laws and each Account will remain as such;

                           (ix) Each Separate Account has been registered, or
will be registered prior to the issuance or sale of the Contracts, as a unit investment trust in accordance with the provisions of the 1940 Act or, alternatively, has not been registered in proper reliance upon the exclusion from registration under Section 3(c)(11) of the 1940 Act;

                           (x) The Contracts are treated as annuity contracts
under applicable provisions of the Code and other applicable laws, and the Service Provider will make every effort to maintain such treatment and will notify Janus Service immediately upon having a reasonable basis for believing that the Contracts have ceased to be or might not be so treated.



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                           (xi) The Service Provider will comply with all
representations and warranties at the time of execution and throughout the term of this Agreement.

                  (b) Janus Service represents, warrants, and covenants that:

                           (i) It will comply in all material respects with all
applicable laws, rules and regulations;

                           (ii) It is authorized to enter into this Agreement;

                           (iii) It is registered as a Transfer Agent pursuant
to Section 17A of the Securities Exchange Act of 1934;

                           (iv) It will comply with all representations and
warranties at the time of execution and throughout the term of this Agreement.

         14. Termination. Either party may terminate this Agreement by providing 30 days' written notice to the other party. In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid hereunder is in violation of or inconsistent with any federal or state law. Upon termination of this Agreement for any reason, purchases of the Janus Funds pursuant to this Agreement shall no longer be permitted through the Separate Accounts; however, shares of the Janus Funds may continue to be redeemed through the Separate Accounts pursuant to the terms of this Agreement, the Service Provider shall continue to serve as an agent of Janus Service for the limited purpose of accepting such redemption orders, and the Service Provider may maintain investments in the Janus Funds without further payment from Janus Service.

         15. Notices. Except as otherwise provided in this Agreement, all notices, consents, and other communications shall be deemed valid if in writing and sent by mail that is delivered personally or sent by overnight or certified mail, or by facsimile, to the address or facsimile numbers shown below:

         If to the Service Provider:

         Company Name:
                      ------------------------------------
         Address:
                    --------------------------------------
         Attention:
                    --------------------------------------
         Phone:
                    --------------------------------------
         Fax:
                    --------------------------------------
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         If to Janus Service:

         Janus Service Corporation
         100 Fillmore Street
         Denver, Colorado  80206
         Attention:  General Counsel
         Phone:  (303) 333-3863
         Fax:  (303) 394-7340

         16. Miscellaneous.


                  (a) This Agreement contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

                  (b) No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

                  (c) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

                  (d) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

                  (e) This Agreement may be executed in one or more counterparts, which together shall be deemed to constitute one document.


JANUS SERVICE CORPORATION
                                                  ------------------------------



By:                                               By:
   ---------------------------                       ---------------------------
   Name:                                             Name:
        ----------------------                            ----------------------
   Title:                                            Title:
         ---------------------                             ---------------------




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                         EXHIBIT A TO SERVICES AGREEMENT


                                SCHEDULE OF FUNDS


Name of Fund                                                 Fee Factor
------------                                                 ----------

All series of Janus Investment Fund                          .25% per annum
(the Janus Funds) (other than Janus
Money Market Funds) available as of
and subsequent to the date of this Agreement *

Janus Money Market Funds (Investor Shares)*                  .05% per annum
         Janus Money Market Fund
         Janus Government Money Market Fund
         Janus Tax-Exempt Money Market Fund


The Service Provider has no obligation to invest in any or all of the Janus
Funds.


* Certain series of the Janus Funds may become closed to new investors after the date of this Agreement. If a certain Janus Fund closes, such fund may no longer be available for purchase or may be purchased only under certain restrictions as determined by that fund and set forth in the fund's then current prospectus.




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